Exhibit 99.3
Selectica Announces Management Changes and Board Additions
•	Stephen Bennion named Chairman and CEO

•	Former CEO Vince Ostrosky to remain on board of directors

•	Robert Jurkowski appointed to board of directors
SAN JOSE, Calif., Aug. 9 —Selectica, Inc. (Nasdaq: SLTC), a leading provider of sales execution and contract management solutions, today announced that the board of directors has named Stephen Bennion as the Company’s new Chairman and Chief Executive Officer. Mr. Bennion has served as Chief Financial Officer of Selectica since September 1999. Mr. Bennion replaces Vince Ostrosky, who has stepped down from the CEO position following a mutual decision reached with the board of directors that the Company would be better served by a more streamlined management structure. Mr. Ostrosky will continue to serve on Selectica’s board of directors.
“The change in senior management reflects Selectica’s ongoing expense reduction initiative, while also allowing the Company to maintain continuity in its operations,” said Jamie Arnold, chairman of the nominating and audit committees of Selectica’s board of directors. “There is no one more knowledgeable about Selectica than Stephen Bennion. He is intimately familiar with all aspects of its sales, marketing, engineering and finance functions and has personally managed the Company’s European operations for the past year. The board is confident that Selectica can continue its positive momentum under his leadership.
“We would like to thank Vince Ostrosky for all of his hard work in creating a stronger company in his tenure as CEO. His guidance as a member of the board of directors will continue to be highly valuable to the Company,” said Mr. Arnold.
“I am very excited by the opportunities that Selectica has in front of it and I am pleased to lead the Company to the next level,” said Mr. Bennion. “Over the past two years, I believe we have made great strides in transitioning our business model to more effectively capitalize on our powerful applications and on-demand solutions. At the same time, we have significantly reduced our operating expenses and put in place a cost structure that is more conducive to reaching profitability. We have a great deal of work to do to further our turnaround, but I believe we have the right strategies in place to generate improved performance in the future.”
Mr. Bennion has served as Chief Financial Officer of Selectica since September 1999. He also served as Selectica’s Executive Vice President of Worldwide Professional Services from October 2002 to May 2004 and Interim Chief Executive Officer from September 2003 to October 2004. During the past year, he has been responsible for building the Company’s sales operations in Europe. Mr. Bennion’s career in Silicon Valley spans 30 years and includes executive level finance and operating positions with ROLM, MIPS Computer Systems, CooperVision, Inc., Molecular Dynamics and Worldtalk (Tumbleweed). Mr. Bennion received his B.S. in accounting and economics from Weber State University.
Selectica intends to initiate a search for a new Chief Financial Officer. Until such time that a new Chief Financial Officer is hired, Mr. Bennion will continue to serve in that position.

New Board Member
Selectica also announced today that Robert Jurkowski has joined the Company’s board of directors.
Mr. Jurkowski is a software industry veteran with more than 25 years of experience. He currently serves as the Chief Executive Officer of Intacct Corporation, where he is responsible for building Intacct into a recognized leader in the Software as a Service (SaaS) and on-demand market. Previously, Mr. Jurkowski held senior management positions with a host of software companies including RightWorks Corporation, Dun & Bradstreet Software, ADP and Oracle. Mr. Jurkowski holds a bachelor of arts degree in Economics from the University of Chicago.
“We are very pleased to welcome Bob to our board of directors, as he brings valuable software industry insight as well as invaluable experience directing a Software as a Service and on-demand business,” said Mr. Bennion. “Bob is recognized as a thought-leader in the Software as a Service market. He has a deep knowledge of the on-demand software business model as well as thorough understanding of the markets that Selectica is selling into. Bob also has direct experience in worldwide field operations and in repositioning go-to-market strategies, which will help drive our continuing evolution to an application-focused company.”
Following these changes, Selectica’s board of directors will have 7 members, with 5 being classified as independent.
About Selectica, Inc.
Founded in 1996, Selectica (NASDAQ: SLTC) provides its customers with smart technology that accelerates profitability by automating complex business processes in the areas of sales execution and contract lifecycle management. Available on-demand or as a fully customized installed software application, the company’s high-performance solutions provide a critical link between CRM and ERP to accelerate sales configuration, eliminate order inaccuracies, ensure compliance and limit risk exposure.
Selectica customers represent leaders in manufacturing, technology, healthcare and telecommunications, including: ABB, Alcoa, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Rockwell Automation, Seton Hospital, Tellabs, Time Warner, Triad Hospitals and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

Investor Contact:	Tony Rossi, Financial Relations Board for Selectica
310-854-8317, trossi@financialrelationsboard.com

Media Contact:	Terri Douglas, Catapult PR-IR for Selectica
303-581-7760, ext. 18, tdouglas@catapultpr-ir.com
Cell: 303-808-6820
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Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, market and customer acceptance of new products of Selectica including Fastraq, the contract management products and the applications developed with joint venture partners, the success of the ongoing restructuring of Selectica’s operations, and other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other reports filed by Selectica with the Securities and Exchange Commission.